Exhibit 99.1

RONSON CORPORATION (n/k/a RCLC, INC.)
FILES FOR CHAPTER 11 BANKRUPTCY PROTECTION

Woodbridge, N.J., August 18, 2010 – RCLC, Inc. (the “Company”) (OTC: RONC.PK) announced today that the Company (f/k/a Ronson Corporation), and certain of its wholly-owned subsidiaries, RCPC Liquidating Corp., (f/k/a Ronson Consumer Products Corporation) and Ronson Aviation, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey in Trenton, New Jersey.  The Company’s foreign subsidiary, RCC, Inc., formerly known as Ronson Corporation of Canada Ltd. is not included in the filing.

The filing of the petitions places an automatic stay that restrains most actions that a creditor could commence or continue against the Company or the filing subsidiaries and their assets, under applicable bankruptcy law, without the permission of the Bankruptcy Court.

After extensively exploring alternatives following thorough consultation with its legal and financial advisors, the Company’s board of directors determined that an orderly sale of the Company’s assets through a Chapter 11 process is the most prudent and effective means of maximizing value for the Company’s stakeholders.  The bankruptcy petitions are part of ongoing actions taken by the Company to sell off its assets and subsidiaries, wind up its business, and attempt to preserve the value of the Company for its stakeholders.

The Company and its subsidiaries filed customary “First Day Motions” seeking assurances from the Court that its employees will continue to receive their usual pay and benefits on an uninterrupted basis and that Ronson Aviation will continue to honor obligations to its customers in the ordinary course as well as seeking approval of debtor-in-possession financing for which the Company has received a commitment from its senior secured lender, Wells Fargo Bank, N.A.

Forward-Looking Statements:

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:

DARYL K. HOLCOMB

(732) 877-1788